La Jolla Pharmaceutical Company Announces FDA Approval of IND

Company to Start a Phase 1/2 Clinical Trial of GCS-100 in Chronic Kidney Disease

SAN DIEGO, CA. - (MARKETWIRE-December 5, 2012) - La Jolla Pharmaceutical Company (OTCQB: LJPC) ("La Jolla" and "Company"), a leader in the development of therapeutics that target galectin-3, announced today that the FDA Division of Cardiovascular and Renal Products has approved the Company's Investigational New Drug Application ("IND") for GCS-100. La Jolla will start a Phase 1/2 clinical trial of GCS-100 in patients with chronic kidney disease ("CKD").

"FDA approval of our IND allowing us to proceed with our clinical trial in patients with CKD is a major milestone for La Jolla," said George Tidmarsh, M.D. Ph.D., Chief Executive Officer of La Jolla. "Chronic kidney disease patients suffer an inexorable decline with very limited treatment options. Our desire is to one day help these long-suffering individuals."

Chronic kidney disease currently affects 14% of Americans or approximately 49 million people in the US. The United States Renal Data System, 2012 Annual Data Report, states that in 2010, costs for CKD reached $41 billion for Medicare alone. Overall per person per year ("PPPY") costs for CKD were estimated at $22,323 for Medicare patients of age 65 and older and $13,395 for patients of age 50-64. Patients with CKD may progress to End-stage Renal Disease (ESRD). According to The National Institute of Diabetes and Digestive and Kidney Diseases as of 2008, there were 547,982 individuals in the US under treatment for and 88,630 deaths per year from ESRD.

The study will be an open-label, multi-center, test of weekly doses of GCS-100 in patients with Stage 3b and 4 CKD. The primary objectives of the study include evaluations of the safety of a single dose of GCS-100 (Part A) and repeat doses of GCS-100 (Part B). Secondary study objectives will include evaluating renal function and other markers of activity in CKD. The study will be open to patients at least 18 years of age with moderately severe to severe renal impairment. The Company anticipates screening of patients will start this month and the first patient will enter the study in January of next year. The trial will be conducted at centers in the US and include some of the top investigators in the field of CKD. While it is not currently anticipated, the study design may be amended from time-to-time to comply with requests from the FDA, the governing Institutional Review Board, study investigators or at the discretion of the Company.

"We believe the clinical trial is well designed and we have engaged some of the best investigators in the world," Tidmarsh added. "The successful filing and approval of the IND underscore the dedication and competency of the La Jolla team, and I am proud of their hard work. We look forward to analyzing data from the study which we expect to have by late next year."

About GCS-100

GCS-100 is a complex polysaccharide that has the ability to bind to and block the effects of galectin-3. Galectin-3 is a soluble protein, over-expression of which has been implicated in a number of human diseases including cancer and chronic organ failure. The unique ability of GCS-100 to bind and sequester galectin-3 makes it an ideal candidate to prevent and treat diseases in which galectin-3 plays an important role.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company dedicated to the development of medical treatments that significantly improve outcomes in patients with life-threatening diseases. GCS-100, the Company's lead product candidate, is a first-in-class inhibitor of galectin-3, a novel molecular target implicated in chronic organ failure and cancer. For more information on the Company please visit http://www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC's web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of GCS-100, the success and timing of future preclinical and clinical studies of this compound, and potential indications for which GCS-100 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

Company Contact

George F. Tidmarsh, M.D., Ph.D.

President & Chief Executive Officer

La Jolla Pharmaceutical Company

Phone: (650) 208-3191

Email: GTidmarsh@ljpc.com